Exhibit 99.2




                       FIRST SECURITY FEDERAL SAVINGS BANK
                            936 North Western Avenue
                          Chicago, Illinois 60622-4695
                                 (773) 772-4500

                                   ----------

                      NOTICE OF SPECIAL MEETING OF MEMBERS

                                   ----------

         Notice is hereby given that a Special Meeting of Members (the "Special Meeting") of First Security Federal Savings Bank ("First Security" or the "Bank") will be held at the main office of the Bank located at 936 North Western Avenue, Chicago, Illinois, on ________ __, 1997 at __:__ _.m., Chicago, Illinois Time. The purpose of this Special Meeting is to consider and vote upon:

  1. A plan to convert the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank, including the adoption of a federal stock savings bank charter and bylaws, with the concurrent sale of all the Bank's common stock to First SecurityFed Financial, Inc., a Delaware corporation (the "Holding Company"), and sale by the Holding Company of shares of its common stock;

  2. The contribution of 250,000 shares of the Holding Company common stock to The Heritage Foundation of First Security Federal Savings Bank, Inc. (the "Foundation") a private charitable foundation under the Illinois General Not-For-Profit Corporation Act dedicated to the promotion of charitable purposes within the communities in which the Bank operates; and

such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any such other business.

         The members who shall be entitled to notice of and to vote at the Special Meeting and any adjournment thereof are depositors of the Bank at the close of business on _______ __, 1997 and borrowers of the Bank as of ________ __, ____ and _______ __, 1997 who continue to be depositors and borrowers as of the date of the Special Meeting. In the event there are not sufficient votes for approval of the Plan of Conversion at the time of the Special Meeting, the Special Meeting may be adjourned from time to time in order to permit further solicitation of proxies.

                                              BY ORDER OF THE BOARD OF DIRECTORS




                                              Paul Nadzikewycz
                                              Chairman of the Board


Chicago, Illinois
________ __, 1997

--------------------------------------------------------------------------------

          YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
            FOR APPROVAL OF THE PLAN OF CONVERSION BY COMPLETING THE
              ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED
                   POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.
                          YOUR VOTE IS VERY IMPORTANT.

--------------------------------------------------------------------------------

                         SUMMARY OF PROPOSED CONVERSION

         This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

         Under its present "mutual" form of organization, First Security has no stockholders. Its deposit account holders are members of the Bank and have voting rights in that capacity. In the unlikely event of liquidation, the Bank's deposit account holders would have the sole right to receive any assets of the Bank remaining after payment of its liabilities (including the claims of all deposit account holders to the withdrawal value of their deposits). Under the Plan of Conversion (the "Plan of Conversion") to be voted on at the Special Meeting, the Bank would be converted into a federally chartered savings bank organized in stock form, and all of the Bank's common stock would be sold concurrently to the Holding Company (the "Conversion"). The Holding Company will offer and sell its common stock (the "Common Stock") in an offering to (1) account holders with an account balance of $50 or more on December 31, 1995 ("Eligible Account Holders"), (2) tax-qualified employee plans of the Bank and the Holding Company ("Tax- Qualified Employee Plans") provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the appraisal range, (3) account holders of the Bank with an account balance of $50 or more as of __________ __, 1997 ("Supplemental Eligible Account Holders"), (4) certain other members of the Bank as of ________ __, 1997 who are not Eligible or Supplemental Eligible Account Holders ("Other Members") and (5) employees, officers and directors of the Bank (the "Subscription Offering"). It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion.

         To the extent the Common Stock is not all sold to the persons in the foregoing categories, the Holding Company may offer and sell the remainder of the Common Stock in a direct community offering ("Direct Community Offering") or public offering ("Public Offering") through Friedman, Billings, Ramsey & Co., Inc. ("FBR") to selected persons to whom a prospectus (the "Prospectus") is delivered. The Subscription Offering and the Public Offering and/or Direct Community Offering are referred to collectively as the "Offering." Voting and liquidation rights with respect to the Bank would thereafter be held by the Holding Company, except to the limited extent of the liquidation account (the "Liquidation Account") that will be established for the benefit of Eligible and Supplemental Eligible Account Holders of the Bank and voting and liquidation rights in the Holding Company would be held only by those persons who become stockholders of the Holding Company through purchase of shares of its Common Stock. See "Description of the Plan of Conversion - Principal Effects of Conversion - Liquidation Rights of Depositor Members."

          THE CONVERSION WILL NOT AFFECT THE BALANCE, INTEREST RATE OR FEDERAL INSURANCE PROTECTION OF ANY SAVINGS DEPOSIT, AND NO PERSON WILL BE OBLIGATED TO PURCHASE ANY STOCK IN THE CONVERSION.


Business Purposes
for Conversion              Net Conversion proceeds are expected to increase the
                            capital of First  Security,  which will  support the
                            expansion of its  financial  services to the public.
                            The  conversion  to  stock  form  and  the  use of a
                            holding  company  structure  are  also  expected  to
                            enhance  its  ability  to  expand  through  possible
                            mergers   and   acquisitions   (although   no   such
                            transactions are contemplated at this time) and will
                            facilitate its future access to the capital markets.
                            The   Bank   will   continue   to  be   subject   to
                            comprehensive  regulation  and  examination  by  the
                            Office of Thrift Supervision, Department of Treasury
                            ("OTS")   and   the   Federal   Deposit    Insurance
                            Corporation ("FDIC").

Subscription Offering       As part of the  Conversion,  Common  Stock  is being
                            offered for sale in the  Subscription  Offering,  in
                            the priorities  summarized  below, to the Bank's (1)
                            Eligible Account Holders, (2) Tax-Qualified Employee
                            Plans, (3) Supplemental Eligible Account Holders (4)
                            Other  Members,  and  (5)  employees,  officers  and
                            directors. If necessary,  all shares of Common Stock
                            not purchased in the Subscription  Offering, if any,
                            may  be  offered  in  connection   with  the  Public
                            Offering and/or Direct Community Offering for sale to selected persons through FBR.


Subscription Rights of
Eligible Account Holders    Each   Eligible   Account   Holder  has  been  given
                            non-transferable rights to subscribe for an amount equal to the greater of $250,000 of Common Stock, one-tenth of one percent of the total number of shares offered in the Subscription Offering or 15 times the product (rounded down to the whole next number) obtained by multiplying the total number of shares to be issued by a fraction of which the numerator is the amount of qualifying deposits of such subscriber and the denominator is the total qualifying deposits of all account holders in this category on the qualifying date.


Subscription Rights of
Tax-Qualified
Employee Plans              The Bank's  Tax-Qualified  Employee  Plans have been
                            given   non-transferable    rights   to   subscribe,
                            individually and in the aggregate, for up to 10% of the total number of shares sold in the Conversion after satisfaction of subscriptions of Eligible
                            Account Holders. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee
                            Plans will purchase 8% of the Common Stock sold in the Conversion.


Subscription Rights of
Supplemental Eligible
Account Holders             After  satisfaction  of  subscriptions  of  Eligible
                            Account  Holders and Tax- Qualified  Employee Plans,
                            each  Supplemental  Eligible  Account  Holder (other
                            than  directors  and  officers of the Bank) has been
                            given  non-transferable  rights to subscribe  for an
                            amount  equal to the  greater of  $250,000 of Common
                            Stock,  one-tenth of one percent of the total number
                            of shares  offered in the Conversion or 15 times the
                            product  (rounded  down to the  whole  next  number)
                            obtained by  multiplying  the total number of shares
                            to be issued by a fraction of which the numerator is
                            the amount of qualifying deposits of such subscriber
                            and the denominator is the total qualifying deposits
                            of all  account  holders  in  this  category  on the
                            qualifying  date.  The  subscription  rights of each
                            Supplemental   Eligible   Account  Holder  shall  be
                            reduced to the extent of such person's subscription rights as an Eligible Account Holder.


Subscription  Rights of
Other Members               Each Other  Member  has been given  non-transferable
                            rights  to  subscribe  for an  amount  equal  to the
                            greater of $250,000 of Common  Stock or one-tenth of
                            one percent of the total number of shares offered in
                            the   Conversion    after    satisfaction   of   the
                            subscriptions   of  the  Bank's   Eligible   Account
                            Holders,    Tax-Qualified    Employee    Plans   and
                            Supplemental Eligible Account Holders.

Subscription Rights of
Bank Personnel              Each  individual  employee,  officer and director of
                            the Bank has been given the right to subscribe for an amount equal to the greater of $250,000 of Common
                            Stock after satisfaction of the subscriptions of Eligible Account Holders, Tax-Qualified Employee
                            Plans,  Supplemental  Eligible  Account  Holders and
                            Other Members. Total shares subscribed for by the employees, officers and directors in this category may not exceed 20% of the total shares offered in the Conversion.


Public Offering and/or
Direct Community Offering   Subject to prior  rights of holders of  subscription
                            rights, the Holding Company may also offer the Common Stock for sale to selected persons through FBR in a Public Offering and/or Direct Community
                            Offering.


Purchase Limitations        No person may purchase  more than $250,000 of Common
                            Stock  in  the  Subscription  Offering.  No  person,
                            together  with  associates,  and  persons  acting in
                            concert,  may purchase  more than $750,000 of Common
                            Stock in the  Conversion.  No person,  together with
                            associates  of and  persons  acting in concert  with
                            such  person,  may  purchase  more than  $250,000 of
                            Common Stock in the Public  Offering  and/or  Direct
                            Community  Offering.   The  aggregate  purchases  of
                            directors   and   executive   officers   and   their
                            associates may not exceed 30% of the total number of shares offered in the Conversion. These purchase limitations do not apply to the Bank's Tax-Qualified
                            Employee Plans.


Expiration Date of the
Subscription Offering       All  subscriptions  for Common  Stock in  connection
                            with the Subscription Offering must be received by noon, Chicago, Illinois Time on _____ __, 199_.


How to Subscribe for
Shares For information on how to subscribe for Common Stock being offered in the Subscription Offering, please read the Prospectus and the order form and instructions accompanying this Proxy Statement. Subscriptions will not become effective until the Plan of Conversion has been approved by the Bank's members and all of the Common Stock offered in the Conversion has been subscribed for or sold in the Offering or through such other means as may be approved by the OTS.


Price of Common Stock       All sales of Common  Stock in the  Offering  will be
                            made at the same price per share which is currently expected to be $10.00 per share on the basis of an independent appraisal of the pro forma market value of the Bank and the Holding Company upon Conversion.
                            On the basis of a preliminary appraisal by FinPro, Inc. ("FinPro"), which has been reviewed by the OTS, a minimum of _________ and a maximum of _________ shares will be offered in the Conversion. See "The
                            Conversion - Stock Pricing and Number of Shares to be Issued" in the Prospectus.


Tax Consequences            The Bank has  received  an opinion  from its special
                            counsel, Silver, Freedman & Taff, L.L.P., stating that the Conversion is a nontaxable reorganization under Section 368(a)(1)(F) of the Internal Revenue
                            Code. The Bank has also received an opinion from Crowe, Chizek and Company LLP ("Crowe Chizek") stating that the Conversion will not be a taxable transaction for Illinois income tax purposes.


Required Vote               Approval of the Plan of Conversion  will require the
                            affirmative vote of a majority of all votes eligible to be cast at the Special Meeting.

                  YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
                             THE PLAN OF CONVERSION

         SUMMARY OF PROPOSED STOCK CONTRIBUTION TO CHARITABLE FOUNDATION

         This summary does not purport to be complete and is qualified in its entirety by the more detailed information contained in the remainder of this Proxy Statement and the accompanying Prospectus.

         As a reflection of the Bank's long-standing commitment to the local community, in 1996, the Bank established The Heritage Foundation of First Security Federal Savings Bank, Inc., a private charitable foundation under the Illinois General Not-For-Profit Corporation Act. The Foundation was established as a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. The Foundation was initially funded by the Bank through several cash contributions aggregating $2.5 million, all of which were accrued by the Bank during the fourth quarter of 1996. In addition, under the Plan and subject to member approval, the Holding Company will contribute to the Foundation 250,000 shares of its Common Stock (the "Stock Contribution"). The Stock Contribution will be either in the form of a direct contribution or a sale of the shares for their aggregate par value ($.01 per share). The Holding Company believes that the Stock Contribution will be fully tax-deductible at $10.00 per share for both federal tax and state income tax purposes.


Purpose of the Stock
Contribution                The Holding  Company and the Bank  believe  that the
                            funding of the  Foundation  with Common Stock of the
                            Holding  Company is a means of reinforcing  the bond
                            among the Bank and the communities in which the Bank
                            operates, thereby enabling such communities to share
                            in the  potential  growth and success of the Holding
                            Company  over  the  long-term.  Although  the  Stock
                            Contribution  will  result  in a  reduction  in  the
                            Holding Company's  conversion  appraisal (but not in
                            its pro  forma  capital  per share or  earnings  per
                            share),   the   Board   believes   that  the   Stock
                            Contribution will enhance the long term value of the Bank's franchise by increasing customer loyalty as well as the size of its customer base. The Board believes that customer loyalty and community support are critical for the success of community oriented institutions such as the Bank.


                            The Board believes that the Stock Contribution will facilitate the support of charitable activities even during periods when the Holding Company may not be in a position to support such activities. (Similarly, the Stock Contribution could enable the Foundation to offset the impact of variations in contribution levels from the Holding Company by accumulating funds during periods of relatively large contributions and disbursing such funds during periods of relatively small contributions.) In addition, the Board believes that the Stock Contribution will have a highly beneficial public relations impact. Finally, the Board believes that the Stock Contribution will facilitate the participation of non-Holding Company personnel in charitable activities. The Board believes that the Stock Contribution on the terms described herein represents an opportunity to make a significant charitable contribution which will benefit the Holding Company and the Bank at a time when they have adequate capital, are not yet subject to possible earnings pressure resulting from the Holding Company's status as a public company and there is a need for charitable funding in the Bank's market area.

Structure of the
Foundation                  The  Foundation  is a private  foundation  under the
                            Internal  Revenue  Code of  1986,  as  amended  (the
                            "Code"). As a private foundation,  the Foundation is
                            required  to   distribute   annually  in  grants  or
                            donations at least 5% of its net investment  assets.
                            The  Foundation  is  dedicated  to the  promotion of
                            charitable  purposes within the communities in which
                            the Bank  operates,  including,  but not limited to,
                            providing  grants or donations to community  groups,
                            cultural activities,  youth and elder care and other
                            types  of  organizations  or  projects.   While  the
                            Foundation  is  authorized  to  engage  directly  in
                            charitable  activities,  in order to limit  overhead
                            costs,   it  is  currently   anticipated   that  the
                            Foundation's primary activity will consist of making
                            grants  to  other  charitable   organizations.

                            The authority for the affairs of the Foundation is vested in the Board of Trustees of the Foundation which is comprised of Chairman Nadzikewycz, President Kulas and Director Gawryk. Such persons excused themselves from voting on the Stock Contribution. Under the terms of the Foundation's articles of incorporation, new trustees may be selected only by the Foundation's Board of Trustees.

                            The Foundation's articles of incorporation provide that the earnings of the Foundation shall not result in any private benefit for its members, trustees or officers. In addition, it is anticipated that the Foundation will adopt a conflicts of interest policy to protect against inappropriate benefits for trustees or officers. While these provisions would not prohibit the payment of reasonable compensation for services rendered, the members of the Board of Trustees do not currently receive fees for service on the Board.


The Stock Contribution      If approved by members,  the Stock Contribution will
                            be  made  within   twelve   months   following   the
                            completion of the Conversion.  However, as discussed
                            below,   the  Holding  Company  will  recognize  the
                            expense  related  to the Stock  Contribution  in the
                            quarter in which the  Conversion is completed.  Once
                            made, the Stock Contribution will not be recoverable
                            by the  Company  or the  Bank.  The  Foundation  may
                            receive  working capital from any dividends that may
                            be paid on the Company's  Common Stock in the future
                            and,  subject to applicable  federal and state laws,
                            from loans  collateralized  by the  Common  Stock or
                            from the  proceeds  of the sale of any of the Common
                            Stock in the open market from time to time as may be
                            permitted to provide the Foundation  with additional
                            liquidity. One of the conditions imposed on the gift
                            of Common Stock by the Company is that the amount of
                            Common Stock that may be sold by the  Foundation  in
                            any one year  shall  not  exceed  5% of the  average
                            market  value of the assets held by the  Foundation,
                            except   where   the  Board  of   Trustees   of  the
                            Foundation,  by three-fourths vote,  determines that
                            the  failure  to  sell an  amount  of  Common  Stock
                            greater than such amount would result in a long-term
                            reduction  in the value of the  Foundation's  assets
                            and  as  such  would   jeopardize  the  Foundation's
                            capacity to carry out its charitable  purposes.  The
                            Stock   Contribution  is  also  subject  to  certain
                            conditions imposed by the OTS in connection with its approval of the Conversion.

                            The Stock Contribution is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. The Stock Contribution will be considered as a separate matter from the vote to approve the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the Stock Contribution, the Bank intends to complete the Conversion without the Stock Contribution.


Regulatory Conditions
Imposed on the Foundation   The Stock  Contribution  is subject to the following
                            conditions  imposed by the OTS:  (i) the  Foundation
                            will be subject to  examination  by the OTS,  at the
                            Foundation's  own expense;  (ii) the Foundation must
                            comply with  supervisory  directives  imposed by the
                            OTS;  (iii)  the  Foundation   will  provide  annual
                            reports to the OTS describing  grants made and grant
                            recipients;  (iv) the  Foundation  will  operate  in
                            accordance  with  written  policies  adopted  by the
                            board of directors, including a conflict of interest
                            policy;  (v)  the  Foundation  will  not  engage  in
                            self-dealing and will comply with all laws necessary
                            to  maintain  its  tax-exempt  status;  and (vi) any
                            shares of Common  Stock of the Holding  Company held
                            by the Foundation must be voted in the same ratio as
                            all other  shares of the  Holding  Company's  Common
                            Stock on all proposals considered by stockholders of
                            the Holding Company; provided, however, that the OTS
                            will waive this  voting  restriction  under  certain
                            circumstances   if   compliance   with  the   voting
                            restriction  would: (a) cause a violation of the law
                            of the State of Illinois and the OTS  determines the
                            federal law does not preempt the  application of the
                            laws of the State of Illinois to the Foundation; (b)
                            cause the Foundation to lose its  tax-exempt  status
                            or  otherwise   have  a  material  and  adverse  tax
                            consequence  on the  Foundation;  or (c)  cause  the
                            Foundation  to be  subject  to an  excise  tax under
                            Section  4941 of the  Code.  In order for the OTS to
                            waive such voting restriction, the Holding Company's
                            or the  Foundation's  legal  counsel  must render an
                            opinion satisfactory to OTS that compliance with the
                            voting  restriction  would have the effect described
                            in  clauses  (a),  (b) or  (c)  above.  Under  those
                            circumstances,  the OTS will  grant a waiver  of the
                            voting   restriction   upon   submission   of   such
                            opinion(s) by the Holding Company or the Foundation.

                  YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR
              THE STOCK CONTRIBUTION TO THE HERITAGE FOUNDATION OF
                    FIRST SECURITY FEDERAL SAVINGS BANK, INC.

                       FIRST SECURITY FEDERAL SAVINGS BANK

                                 PROXY STATEMENT

           SPECIAL MEETING OF MEMBERS TO BE HELD ON ________ __, 1997

                               PURPOSE OF MEETING


         This Proxy Statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of First Security Federal Savings Bank ("First Security" or the "Bank") of the proxies to be voted at the Special Meeting of Members (the "Special Meeting") of the Bank to be held at the Bank's main office located at 936 North Western Avenue, Chicago, Illinois 60622-4695, on ________ __, 1997 at __:__ _.m., Chicago, Illinois Time, and at
any adjournments thereof. The Special Meeting is being held for the purpose of considering and voting upon a Plan of Conversion under which the Bank would be converted (the "Conversion") from a federally chartered mutual savings bank into a federally chartered stock savings bank, the concurrent sale of all the common stock of the stock savings bank to First SecurityFed Financial, Inc. (the "Holding Company"), a Delaware corporation, and the sale by the Holding Company of shares of its common stock (the "Common Stock") The Special Meeting is also being held to consider and vote upon the contribution of 250,000 shares of common stock of the Holding Company to The Heritage Foundation of First Security Federal Savings Bank, Inc. ("the Foundation"), a charitable organization dedicated to the promotion of charitable purposes within the communities in which the Bank operates and such other business as may properly come before the meeting and any adjournment thereof.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION AND IN FAVOR OF THE CONTRIBUTION TO THE HERITAGE FOUNDATION OF FIRST SECURITY FEDERAL SAVINGS BANK , INC. OF 250,000 SHARES OF HOLDING COMPANY COMMON STOCK.

         The Bank is currently organized in "mutual" rather than "stock" form, meaning that it has no stockholders and no authority under its federal mutual charter to issue capital stock. The Bank's Board of Directors has adopted the Plan of Conversion providing for the Conversion. The sale of Common Stock of the Holding Company, which was recently formed to become the holding company of the Bank, will substantially increase the Bank's net worth. The Holding Company will exchange 50% of the net proceeds from the sale of the Common Stock for the common stock of the Bank to be issued upon Conversion. The Holding Company expects to retain the balance of the net proceeds as its initial capitalization, a portion of which the Holding Company intends to lend to the ESOP to fund its purchase of Common Stock. This increased capital will support the expansion of the Bank's financial services to the public. The Board of Directors of the Bank also believes that the conversion to stock form and the use of a holding company structure will enhance the Bank's ability to expand through possible mergers and acquisitions (although no such transactions are contemplated at this time) and will facilitate its future access to the capital markets.

         The Board of Directors of the Bank believes that the Conversion will further benefit the Bank by enabling it to attract and retain key personnel through prudent use of stock-related incentive compensation and benefit plans. The Board of Directors of the Holding Company intends to adopt a stock option and incentive plan and a recognition and retention plan, subject to approval of Holding Company stockholders following completion of the Conversion. See "Management - Benefit Plans" in the accompanying Prospectus.

         Voting in favor of the Plan of Conversion will not obligate any person to purchase any Common Stock.

         As a reflection of the Bank's long-standing commitment to the local community, in 1996, the Bank established The Heritage Foundation of First Security Federal Savings Bank, Inc., a private charitable foundation under the Illinois General Not-For-Profit Corporation Act. The Foundation was established as a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. The Foundation was initially funded by the Bank through several cash contributions aggregating $2.5 million, all of which were accrued by the Bank during the fourth quarter of 1996. In addition, under the Plan and subject to member approval, the Holding

Company will contribute to the Foundation 250,000 shares of its Common Stock (the "Stock Contribution"). The Stock Contribution will be either in the form of a direct contribution or a sale of the shares for their aggregate par value ($.01 per share). The Holding Company believes that the Stock Contribution will be fully tax-deductible at $10.00 per share for both federal tax and state income tax purposes.

         The Holding Company and the Bank believe that the funding of the Foundation with Common Stock of the Holding Company is a means of reinforcing the bond among the Bank and the communities in which the Bank operates, thereby enabling such communities to share in the potential growth and success of the Holding Company over the long-term. Although the Stock Contribution will result in a reduction in the Holding Company's conversion appraisal (but not in its pro forma capital per share or earnings per share), the Board believes that the Stock Contribution will enhance the long term value of the Bank's franchise by increasing customer loyalty as well as the size of its customer base. The Board believes that customer loyalty and community support are critical for the success of community oriented institutions such as the Bank.

         Voting in favor of the Contribution to the Foundation will not obligate any person to purchase any Common Stock.

         THE OFFICE OF THRIFT SUPERVISION ("OTS") HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO THE APPROVAL OF THE BANK'S MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION BY THE OTS.

              INFORMATION RELATING TO VOTING AT THE SPECIAL MEETING

         The Board of Directors of the Bank has fixed , 1997 as the voting record date ("Voting Record Date") for the determination of members entitled to notice of the Special Meeting. All Bank depositors are members of the Bank under its current charter. All Bank depositors of record as of the close of business on the Voting Record Date and borrowers as of ________ __, ____ and the Voting Record Date who continue to be depositors and borrowers as of the date of the Special Meeting will be entitled to vote at the Special Meeting or any adjournment thereof.

         Each depositor member (including IRA and Keogh account beneficiaries) will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of such depositor's accounts in the Bank as of the Voting Record Date, up to a maximum of 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. Where no proxies are received from IRA and Keogh account beneficiaries, after due notification, the Bank, as trustee of these accounts, is entitled to vote these accounts in favor of the Plan of Conversion. Each member borrower is entitled to one vote in addition to any other vote the borrower may otherwise have.

         Approval of the Plan of Conversion requires the affirmative vote of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. Approval of the contribution of 250,000 shares of Holding Company Common Stock to the Foundation will also require the affirmative vote of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. As of _______ __, 1997, the Bank had approximately ______ members who were entitled to cast a total of approximately _________ votes at the Special Meeting.

         Bank members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke the proxy at any time before it is voted by giving written notice to the Secretary of the Bank, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, or upon request if the member is present and chooses to vote in person.

         All properly executed proxies received by the Board of Directors of the Bank will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan of Conversion and the establishment of the charitable foundation. If any other matters are properly presented at the Special Meeting and may properly be voted on, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named thereon. Management is not aware of any other business to be presented at the Special Meeting.

         If a proxy is not executed and is returned and the member does not vote in person, the Bank is prohibited by OTS regulations from using a previously executed proxy to vote for the Conversion or the Foundation. As a result, failure to vote may have the same effect as a vote against the Plan of Conversion and the Foundation.

         To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the Bank, in person, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. In addition, FBR will assist the Bank in the solicitation of proxies. Such persons will be reimbursed by the Bank for their expenses incurred in connection with such solicitation. The Bank will bear all costs of this solicitation. The proxies solicited hereby will be used only at the Special Meeting and at any adjournment thereof.

                      DESCRIPTION OF THE PLAN OF CONVERSION

         The Plan of Conversion to be presented for approval at the Special Meeting provides for the Conversion to be accomplished through adoption of amended charter and bylaws for the Bank to authorize the issuance of capital stock along with the concurrent formation of a holding company. As part of the Conversion, the Plan of Conversion provides for the subscription offering (the "Subscription Offering") of the Common Stock to the Bank's (i) Eligible Account Holders (deposit account holders with an account balance of $50 or more as of December 31, 1995; (ii) Tax-Qualified Employee Plans, (iii) Supplemental Eligible Account Holders (deposit account holders with an account balance of $50 or more as of __________ __, 1997); (iv) Other Members (deposit account holders eligible to vote at the Special Meeting who are not as Eligible Account Holders or Supplemental Eligible Account Holders); and (v) the Bank's employees, officers and directors. Notwithstanding the foregoing, to the extent orders for shares exceed the maximum of the appraisal range, Tax-Qualified Employee Plans shall be afforded a first priority to purchase shares sold above the maximum of the appraisal range. It is anticipated that Tax-Qualified Employee Plans will purchase 8% of the Common Stock sold in the Conversion. If necessary, all shares of Common Stock not purchased in the Subscription Offering, if any, may be offered to selected persons in connection with the Public Offering and/or Direct Community Offering through FBR.

         THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. A PROSPECTUS EXPLAINING THE TERMS OF THE SUBSCRIPTION OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES AND DESCRIBING THE BUSINESS OF THE BANK AND THE HOLDING COMPANY; ACCOMPANIES THIS PROXY STATEMENT AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK. THE SUBSCRIPTION OFFERING EXPIRES AT NOON, CHICAGO, ILLINOIS TIME ON ________ __, 1997 UNLESS EXTENDED BY THE BANK AND THE HOLDING COMPANY.

         The federal conversion regulations require that all stock offered in a conversion must be sold in order for the conversion to become effective. The conversion regulations require that the offering be completed within 45 days after completion of the Subscription Offering period unless extended by the Bank and the Holding Company with the approval of the OTS. This 45-day period expires ________ __, 1997 unless the Subscription Offering is extended. If this is not possible, an occurrence that is currently not anticipated, the Board of Directors of the Bank and the Holding Company will consult with the OTS to determine an appropriate alternative method of selling all unsubscribed shares offered in the Conversion. The Plan of Conversion provides that the Conversion must be completed within 24 months after the date of the Special Meeting.

         The Public Offering and/or Direct Community Offering or any other sale of the unsubscribed shares will be made as soon as practicable after the completion of the Subscription Offering. No sales of shares may be completed, either in the Subscription Offering or otherwise, unless the Plan of Conversion is approved by the members of the Bank.

         The commencement and completion of the Offering, however, is subject to market conditions and other factors beyond the Bank's control. Due to adverse conditions in the stock market in the past, a number of converting thrift institutions encountered significant delays in completing their stock offerings or were not able to complete them at all. No assurance can be given as to the length of time after approval of the Plan of Conversion at the Special Meeting that will be required to complete the Public Offering and/or Direct Community Offering or other sale of the Common Stock to be offered in the Conversion. If delays are experienced, significant changes may occur in the estimated pro forma market value of the Holding Company's Common Stock, together with corresponding changes in the offering price and the net proceeds realized by the Bank and the Holding Company from the sale of the Common Stock. The Bank and the Holding Company may also incur substantial additional printing, legal, accounting and other expenses in completing the Conversion.

         The following is a brief summary of the Conversion and is qualified in its entirety by reference to the Plan of Conversion, a complete copy of which is attached hereto. The Bank's federal stock charter and bylaws that will become effective upon completion of the Conversion are available from the Bank upon request. A copy of the Holding Company's articles of incorporation and bylaws are also available from the Bank upon request.

Principal Effects of Conversion

         Depositors. The Conversion will not change the amount, interest rate, withdrawal rights or federal insurance protection of deposit accounts, or affect deposit accounts in any way other than with respect to voting and liquidation rights as discussed below.

         Borrowers. The rights and obligations of borrowers under their loan agreements with the Bank will remain unchanged by the Conversion. The principal amount, interest rate and maturity date of loans will remain as they were contractually fixed prior to the Conversion.

         Voting Rights of Members. Under the Bank's current federal mutual charter, depositors have voting rights as members of the Bank with respect to the election of directors and certain other affairs of the Bank. After the Conversion, exclusive voting rights with respect to all such matters will be vested in the Holding Company as the sole stockholder of the Bank. Depositors will no longer have any voting rights, except to the extent that they become stockholders of the Holding Company through the purchase of its Common Stock. Voting rights in the Holding Company will be held exclusively by its stockholders.

         Liquidation Rights of Depositor Members. Currently, in the unlikely event of liquidation of the Bank, any assets remaining after satisfaction of all creditors' claims in full (including the claims of all depositors to the withdrawal value of their accounts) would be distributed pro rata among the depositors of the Bank, with the pro rata share of each being the same proportion of all such remaining assets as the withdrawal value of each depositor's account is of the total withdrawal value of all accounts in the Bank at the time of liquidation. After the Conversion, the assets of the Bank would first be applied, in the event of liquidation, against the claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Any remaining assets would then be distributed to the persons who qualified as Eligible Account Holders or Supplemental Eligible Account Holders under the Plan of Conversion to the extent of their interests in a "Liquidation Account" that will be established at the time of the completion of the Conversion and then to the Holding Company as the sole stockholder of the Bank's outstanding common stock. The Bank's depositors who did not qualify as Eligible Account Holders or Supplemental Eligible Account Holders would have no right to share in any residual net worth of the Bank in the event of liquidation after the Conversion, but would continue to have the right as creditors of the Bank to receive the full withdrawal value of their deposits prior to any distribution to the Holding Company as the Bank's sole stockholder. In addition, the Bank's deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law, currently up to $100,000 per insured account. The Liquidation Account will initially be established in an amount equal to the net worth of the Bank as of the date of the Bank's latest statement of financial condition contained in the final prospectus used in connection with the Conversion. Each Eligible Account Holder and/or Supplemental Eligible Account Holder will receive an initial interest in the Liquidation Account in the same proportion as the balance in all of his qualifying deposit accounts was of the aggregate balance in all qualifying deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders on December 31, 1995 or ________ __, 1997, respectively. For accounts in existence on both dates, separate subaccounts shall be determined on the basis of the qualifying deposits in such accounts on the record dates. However, if the amount in the qualifying deposit account on any annual closing date of the Bank is less than the lowest amount in such deposit account on the Eligibility Record Date and/or Supplemental Eligibility Record Date, and any subsequent annual closing date, this interest in the Liquidation Account will be reduced by an amount proportionate to such reduction in the related deposit account and will not thereafter be increased despite any subsequent increase in the related deposit account.

         The Bank. Under federal law, the stock savings bank resulting from the Conversion will be deemed to be a continuation of the mutual savings bank rather than a new entity and will continue to have all of the rights, privileges, properties, assets and liabilities of the Bank prior to the Conversion. The Conversion will enable the Bank to issue capital stock, but will not change the general objectives, purposes or types of business currently conducted by the Bank, and no assets of the Bank will be distributed in order to effect the Conversion, other than to pay the expenses incident thereto. After the Conversion, the Bank will remain subject to examination and regulation by the OTS and will continue to be a member of the Federal Home Loan Bank System. The Conversion will not cause any change in the executive officers or directors of the Bank.

         Tax Consequences. Consummation of the Conversion is expressly conditioned upon prior receipt of either a ruling of the United States Internal Revenue Service ("IRS") or an opinion letter of the Bank's counsel with respect to federal taxation, and either a ruling of the Illinois taxation authorities or an opinion letter with respect to Illinois taxation, to the effect that the Conversion will not be a taxable transaction to the Holding Company, the Bank or the Bank's deposit account holders receiving subscription rights.

         The Bank has received an opinion of its special counsel, Silver, Freedman & Taff, L.L.P., to the effect that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Bank in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Bank in its stock form upon the receipt of money and other property, if any, from the Holding Company for the stock of the Bank; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Bank in its stock form will include the period during which the assets were held by the Bank in its mutual form prior to Conversion; (v) gain, if any, will be realized by the depositors of the Bank upon the constructive issuance to them of withdrawable deposit accounts of the Bank in its stock form, nontransferable subscription rights to purchase Holding Company Common Stock and/or interests in the Liquidation Account (any such gain will be recognized by such depositors, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Bank after the Conversion will be the same as the basis of his or her savings accounts in the Bank prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account is assumed to be zero; (viii) based on the FinPro Letter, as hereinafter defined, the basis of the subscription rights will be zero; (ix) the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof; (x) a stockholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised and the holding period for the Conversion Stock purchased in the Offering will commence on the date following the date on which such stock is purchased; (xi) the Bank in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Bank, in its mutual form, as of the date of Conversion;
(xii) the Bank, immediately after Conversion, will succeed to and take into account the bad debt reserve accounts of the Bank, in mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Conversion as if no Conversion had occurred; and (xiii) the creation of the Liquidation Account will have no effect on the Bank's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Bank will receive a letter from FinPro (the "FinPro Letter") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Direct Community or Public Offering takes place.

         The Bank has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the FinPro Letter: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by borrowers, directors, officers and employees of the Bank on the receipt or exercise of Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Bank or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

         Notwithstanding the FinPro Letter, if the Subscription Rights are subsequently found to have a fair market value and are deemed a distribution of property, it is Silver, Freedman & Taff, L.L.P.'s opinion that gain or income will be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Bank and/or the Holding Company may be taxable on the distribution of the Subscription Rights.

         With respect to Illinois taxation, the Bank has received an opinion from Crowe, Chizek and Company LLP to the effect that the Illinois tax consequences to the Bank, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving Subscription Rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.

         Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Crowe, Chizek and Company LLP, as well as the FinPro Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Delaware or Illinois tax authorities.

Approval, Interpretation, Amendment and Termination

         Under the Plan of Conversion, the letter from the OTS giving approval thereto, and applicable regulations, consummation of the Conversion is subject to the satisfaction of the following conditions: (a) approval of the Plan of Conversion by members of the Bank casting at least a majority of the votes eligible to be cast at the Special Meeting; (b) sale of all of the Common Stock to be offered in the Conversion; and (c) receipt of favorable rulings or opinions of counsel as to the federal and Illinois tax consequences of the Conversion.

         The Plan of Conversion may be substantively amended by the Boards of Directors of the Bank and the Holding Company with the concurrence of the OTS. If the Plan of Conversion is amended, proxies which have been received prior to such amendment will not be resolicited unless otherwise required by the OTS. Also, as required by the federal regulations, the Plan of Conversion provides that the transactions contemplated thereby may be terminated by the Board of Directors of the Bank alone at any time prior to the Special Meeting and may be terminated by the Board of Directors of the Bank at any time thereafter with the concurrence of the OTS, notwithstanding approval of the Plan of Conversion by the members of the Bank at the Special Meeting. All interpretations by the Bank and the Holding Company of the Plan of Conversion and of the order forms and related materials for the Subscription Offering will be final, except as regards or affects the OTS.

Judicial Review

         Section 5(i)(2)(B) of the Home Owners' Loan Act, as amended, 12 U.S.C. ss.1464(i)(2)(B) and Section 563b.8(u) of the Rules and Regulations promulgated thereunder (12 C.F.R. Section 563b.8(u)) provide: (i) that persons aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion, may obtain review of such final action only by filing a written petition in the United States Court of Appeals for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, requesting that the final action of the OTS be modified, terminated or set aside, and (ii) that such petition must be filed within 30 days after publication of notice of such final action in the Federal Register, or 30 days after the date of mailing of the notice and proxy statement for the meeting of the converting institution's members at which the conversion is to be voted on, whichever is later. The notice of the Special Meeting of the Bank's members to vote on the Plan of Conversion described herein is included at the beginning of this Proxy Statement. The statute and regulation referred to above should be consulted for further information.

                  DESCRIPTION OF THE STOCK CONTRIBUTION TO THE
        HERITAGE FOUNDATION OF FIRST SECURITY FEDERAL SAVINGS BANK, INC.

Stock Contribution to the Charitable Foundation

         General. As a reflection of the Bank's long-standing commitment to the local community, the Bank established during 1996 The Heritage Foundation of First Security Federal Savings Bank, Inc., a private charitable foundation under the Illinois General Not For Profit Corporation Act. The Foundation was established as a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. The Foundation was initially funded by the Bank through a series of cash contributions aggregating $2.5 million, all of which were accrued by the Bank during the fourth quarter of 1996. In addition, under the Plan and subject to member approval, the Holding Company will contribute to the Foundation 250,000 shares of its Common Stock. The Stock Contribution will either be in the form of a direct contribution or a sale of the shares for their aggregate par value ($.01 per share).

         The Stock Contribution will be considered as a separate matter from the proposal to approve the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the Stock Contribution, the Bank intends to complete the Conversion without the Stock Contribution. Failure to approve the Stock Contribution may materially affect the pro forma market value of the Common Stock. If the resulting pro forma market value of the Common Stock (not including the shares to be issued pursuant to the Stock Contribution) is less than $____ million or more than $____ million, or if the OTS otherwise requires a resolicitation, the Bank will establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See "The Conversion -- Stock Pricing and Number of Shares to be Issued" in the Prospectus.

         Purpose of the Stock Contribution. The purpose of the Foundation is to provide funding to support charitable purposes within the communities in which the Bank operates. The Bank has long emphasized community lending and community development activities and currently has a satisfactory rating under the Community Reinvestment Act ("CRA"). The Foundation is a complement to the Bank's existing community activities, not a replacement for such activities.

         The Foundation is a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. The Holding Company and the Bank believe that the funding of the Foundation with Common Stock of the Holding Company is a means of establishing a common bond between the Bank and the communities in which the Bank operates thereby enabling such communities to share in the potential growth and success of the Holding Company over the long-term. Although the Stock Contribution will result in a reduction in the Holding Company's conversion appraisal and pro forma capital (although not in its pro forma capital per share), the Board believes that the Stock Contribution will enhance the long term value of the Bank's franchise by increasing customer loyalty as well as the size of its customer base. The Board believes that customer loyalty and community support are critical for the success of community oriented institutions such as the Bank.

         The Board believes that the Stock Contribution will enable the Foundation to support charitable activities during periods when the Holding Company may not be in a position to support such activities. (Similarly, the Stock Contribution would enable the Foundation to offset the impact of variations in contribution levels by accumulating funds during periods of relatively large contributions from the Holding Company and disbursing such funds during periods of relatively small contributions.) In addition, the Board believes that the Stock Contribution will have a highly beneficial public relations impact. Finally, the Board believes that the Stock Contribution will facilitate the participation of non-Holding Company personnel in charitable activities. The Board believes that the Stock Contribution represents an opportunity to make a significant charitable contribution which will benefit the Holding Company and the Bank at a time when they have adequate capital, they are not yet subject to possible earnings pressure resulting from the Holding Company's status as a public company and there is a need for charitable donations in the Bank's market area.

         Structure of the Foundation. The Foundation is a private foundation under the Code. As a private foundation, the Foundation will be required to distribute annually in grants or donations at least 5% of its net investment assets. The Foundation is dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including, but not limited to, providing grants or donations to support cultural activities, not-for-profit medical facilities, elder and youth care, community groups and other types of organizations or projects. While the Foundation is authorized to engage directly in charitable activities, in order to limit overhead costs, the Foundation's primary activity currently consists of making grants to other charitable organizations.

         The authority for the affairs of the Foundation is vested in the Board of Trustees of the Foundation which will initially be comprised of Chairman Nadzikewycz, President Kulas and Director Gawryk. Although all of the Foundation's initial trustees were selected by the Bank, future Foundation trustees may be nominated and elected only by its Board of Trustees. As a result, the Board of Trustees is self-perpetuating.

         The Foundation's articles of incorporation provide that the earnings of the Foundation shall not result in any private benefit for its members, directors or officers. In addition, it is anticipated that the Foundation will adopt a conflicts of interest policy to protect against inappropriate insider benefits. While these provisions would not prohibit the payment of reasonable compensation for services rendered, it is not currently contemplated that the members of the Board of Trustees will receive fees for such service. Initially, it is not contemplated that the Foundation will have any paid employees.

         The  trustees are  responsible  for  establishing  and carrying out the policies  of  the  Foundation  with  respect  to  grants  or  donations  by  the
Foundation, consistent with the purposes for which the Foundation was established. The trustees of the Foundation are also responsible for directing the activities of the Foundation, and managing its assets.

         While the Foundation does not currently intend to purchase any shares of the Common Stock on the open market, it is authorized to do so. The OTS has informed the Holding Company that any such purchases would be deemed to be repurchases by the Holding Company for the purposes of the OTS restrictions on post-conversion stock repurchases.

         Under the order of the OTS approving the Bank's conversion application, all shares of Common Stock held by the Foundation, including those acquired pursuant to the Stock Contribution, must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by stockholders of the Holding Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the restriction would: (i) cause a violation of the law of the State of Illinois and the OTS determines that federal law would not preempt the application of the laws of the State of Illinois to the Foundation; (ii) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (iii) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS will grant a waiver of the voting restrictions upon submission of such legal opinion(s) by the Holding Company or the Foundation. In the event that the OTS waives the voting restriction, the trustees would direct the voting of the Common Stock held by the Foundation. However, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of trustees of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of trustees of the Foundation to control the voting of the Common Stock held by the Foundation.

         There are no agreements or understandings with trustees of the Foundation regarding the exercise of control directly or indirectly, over the management or policies of the Holding Company or the Bank, including agreements related to voting, acquisition or disposition of the Holding Company's stock. As trustees of a nonprofit corporation, trustees of the Foundation are at all times bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purposes for which the Foundation is established.

         It is currently anticipated that the Foundation will adopt a policy addressing affiliated transactions between the Foundation and the Holding Company or the Bank. Transactions between the Foundation and the Bank will comply with applicable provisions of Sections 23A and 23B of the Federal Reserve Act, as amended. Additionally, the Holding Company (but not the Bank) may provide office space and administrative support to the Foundation without charge.

         The Stock Contribution. The Foundation was initially funded with an aggregate of $2.5 million of contributions from the Bank. These contributions were accrued during 1996. In addition, under the terms of the Plan, the Holding Company will contribute, either in the form of a donation in a sale for their aggregate par value ($.01 per share), 250,000 shares to the Foundation, subject to stockholder approval. Such Stock Contribution, once made, will not be recoverable by the Holding or the Bank. The Holding Company and the Bank determined to make the Stock Contribution with Common Stock rather than cash because it desired to form a bond with its community in a manner that would allow the community to share in the potential growth and success of the Holding Company and the Bank over the long term. The funding of the Stock Contribution with stock also provides the Foundation with a potentially larger endowment than if the Holding Company contributed cash to the Foundation since, as a shareholder, the Foundation will share in the potential growth and success of the Holding Company. As such, the Stock Contribution of stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Holding Company, if it were not making the stock contribution, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

         One of the conditions imposed on the gift of Common Stock by the Holding Company is that the amount of Common Stock that may be sold by the Foundation in any one year shall not exceed 5% of the average market value of the assets held by the Foundation, except where the board of directors of the Foundation, by three-fourths vote, determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of the Foundation's assets and as such would jeopardize the Foundation's capacity to carry out its charitable purposes. While there may be greater risk associated with a one-stock portfolio in comparison to a diversified portfolio, the Holding Company believes any such risk is mitigated by the ability of the Foundation's trustees to sell more than 5% of its stock in such circumstances. Upon completion of the Conversion and the Stock Contribution, the Holding Company would have _______ , _______ and _______ shares issued and outstanding at the minimum, midpoint and maximum of the Estimated Price Range. Because the Holding Company will have an increased number of shares outstanding, the voting and ownership interest of shareholders in the Holding Company's common stock would be diluted by __%, as compared to their interests in the Holding Company if the Stock Contribution were not made. For additional discussion of the dilutive effect, see "Comparison of Valuation and Pro Forma Information With No Foundation" and "Pro Forma Data" in the Prospectus.

         If the Stock Contribution is approved by the members, the Holding Company will recognize a $2.5 million expense (offset, in part, by a corresponding tax deduction), during the quarter in which the Conversion is completed, which is expected to be the third or fourth quarter of fiscal 1997. Assuming an initial contribution of $2.5 million of stock, the Holding Company estimates a net tax effected expense of $1.5 million. Such expense will likely eliminate earnings in the quarter recognized and have a material adverse impact on the Holding Company's earnings for fiscal year 1997. If the Stock Contribution had been made at April 30, 1997, the Bank would have reported a net loss of $_______ for the four months ended April 30, 1997 rather than net income of $761,000. For further discussion of the Foundation and its impact on purchasers in the Conversion, see "Risk Factors - Risks Associated with the Stock Contribution to the Charitable Foundation" and "Pro Forma Data" in the Prospectus.

         Although the Stock Contribution will be accrued in the third or fourth quarter of 1997 as described above, such contribution may be paid at any time during the twelve month period following the completion of the Conversion. The reason for permitting the Holding Company to pay the Stock Contribution in more than one tax year is that the five year tax carry forward period commences on the date of payment rather than the date of accrual and thus that, by paying the initial contribution over a more than one tax year, the Holding Company can lengthen the period over which the Stock Contribution may be carried forward for tax purposes. See "--Tax Considerations" below.

         Because the funding of the Foundation will result in dilution, it reduced the conversion appraisal by approximately $___ million at the midpoint of the Estimated Valuation Range. As a result, the pro forma capital of the Holding Company will be $___ million lower at the midpoint of the Estimated Valuation Range than it would have been without the Foundation. However, because of the lower number of shares which are being offered (as a result of the lower appraisal), per share capital and earnings will be essentially identical. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution" in the Prospectus.

         As a result of the $___ million reduction of appraisal caused by the Stock Contribution, the amount of shares purchased by directors and executive officers, assuming the sale of the midpoint number of shares, increases from ___% to ___% of the shares sold. See "The Conversion--Participation by the Board and Executive Officers" in the Prospectus.

         Tax Considerations. The Holding Company has been advised by its independent accountants that the Foundation qualifies as a 501(c)(3) exempt organization under the Code, and is classified as a private foundation rather than a public charity. A private foundation typically receives its support from one person or one corporation whereas a public charity receives its support from the public. The Foundation has submitted a request to the IRS to be recognized as an exempt organization. As long as the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization.

         A legal opinion of the OTS which addresses the establishment of charitable foundations by savings associations opines that as a general rule funds contributed to a charitable foundation should not exceed the deductible limitation set forth in the Code, and if an association's contributions exceed the deductible limit, such action must be justified by the board of directors. In addition, under Delaware law, the Holding Company is authorized by statute to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must merely be within reasonable limits as to amount and purpose to be valid. Under the Code, the Holding Company may deduct up to 10% of its taxable income in any one year and any contributions made by the Holding Company in excess of the deductible amount will be deductible for federal tax purposes over each of the five succeeding taxable years. The Holding Company and the Bank believe that the conversion presents a unique opportunity to make the Stock Contribution given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Holding Company and the Bank considered the dilutive impact of the Stock
Contribution on the conversion appraisal. See "Comparison of Valuation and Pro Forma Information with No Stock Contribution" in the Prospectus. Based on such considerations, the Holding Company and Bank believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Bank's community. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Valuation Range, the Holding Company would have pro forma consolidated capital of $____ million of the Bank's pro forma tangible, core and risk-based capital ratios would be ____%, ____% and ____%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Stock Contribution" in the Prospectus. Thus, the amount of the contribution will not adversely impact the financial condition of the Holding Company and the Bank, and the Holding Company and the Bank therefore believe that the amount of the charitable contribution is reasonable given the Holding Company and the Bank's pro forma capital positions. As such, the Holding Company and the Bank believe that the contribution does not raise safety and soundness concerns.

         The Holding Company and the Bank have received an opinion of their independent accountants that the Holding Company's contribution of its own stock to the Foundation will not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the $2.5 million, subject to a limitation based on 10% of the Holding Company's annual taxable income. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made for federal and Illinois tax purposes.

         The Holding Company currently estimates that substantially all of the Stock Contribution should be deductible. However, no assurances can be made that the Holding Company will have sufficient pre-tax income over the periods following the year in which the contributions are made to utilize fully the carryover related to the excess contribution.

         Although the Holding Company has received an opinion of its independent accountants that the Holding Company is entitled to a deduction for the Stock Contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Holding Company's contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors - Risks Associated with the Stock Contribution to the Charitable Foundation" in the Prospectus. In cases of willful, flagrant or repeated acts or failures to act which result in violations of the IRS rules governing private foundations, a private foundation's status as a private foundation may be involuntarily terminated by the IRS. In such event, the managers of a private foundation could be liable for excise taxes based on such violations and the private foundation could be liable for a termination tax under the Code. The Foundation's certificate of incorporation provides that it shall have a perpetual existence. In the event, however, the Foundation were subsequently dissolved as a result of a loss of its tax exempt status, the Foundation would be required under the Code and its articles of incorporation to distribute any assets remaining in the Foundation at that time for one or more exempt purposes within the meaning of Section 501(c)(3) of the Code, or to distribute such assets to the federal government, or to a state or local government, for a public purpose.

         As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

         Regulatory Conditions Imposed on the Foundation. The Stock Contribution is subject to the following conditions imposed by the OTS: (i) the Foundation will be subject to examination by the OTS, at the Foundation's own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will provide annual reports to the OTS describing grants made and grant recipients; (iv) the Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) the Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; and (vi) any shares of Common Stock of the Holding Company held by the Foundation must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by stockholders of the Holding Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Illinois and the OTS determines the federal law does not preempt the application of the laws of the State of Illinois to the Foundation; (b) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such opinion(s) by the Holding Company or the Foundation. There can be no assurances that either a legal or tax opinion addressing these issues will be rendered, or if rendered, that the OTS will grant an unconditional waiver of the voting restriction. In this regard, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of trustees of the Foundation to control the voting of Common Stock held by the Foundation. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

         The Stock Contribution is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. The Stock Contribution will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the Stock Contribution, the Bank intends to complete the Conversion without the Stock Contribution. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered since the Estimated Valuation Range, as set forth herein, takes into account the after-tax impact of the Stock Contribution. See "Pro Forma Data" in the Prospectus.


                             ADDITIONAL INFORMATION

         The information contained in the accompanying Prospectus, including a more detailed description of the Plan of Conversion, consolidated financial statements of the Bank and a description of the capitalization and business of the

Bank and the Holding Company, including the Bank's directors and executive officers and their compensation, the anticipated use of the net proceeds from the sale of the Common Stock, the stock contribution to The Heritage Foundation of First Security Federal Savings Bank, Inc. and a description of the Common Stock, is intended to help you evaluate the Conversion and the establishment of the Foundation and is incorporated herein by reference.

         YOUR VOTE IS VERY IMPORTANT TO US. PLEASE TAKE A MOMENT NOW TO COMPLETE AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY STILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON EVEN THOUGH YOU HAVE VOTED YOUR PROXY. FAILURE TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

         If you have any questions,  please call our Information Center at (___)
___-____.

         IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.

                                   ----------


         THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

         THE COMMON STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED.

                                 REVOCABLE PROXY

                       FIRST SECURITY FEDERAL SAVINGS BANK


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIRST SECURITY FEDERAL SAVINGS BANK

         The undersigned member of First Security Federal Savings Bank (the "Bank") hereby appoints the Board of Directors of the Bank as proxies to cast all votes which the undersigned member is entitled to cast at a Special Meeting of Members to be held at the Bank's office located at 936 North Western Avenue, Chicago, Illinois 60622-4965, at the hour and date stated in the Proxy Statement, and at any and all adjournments and postponements thereof, and to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions on the reverse side hereof to vote FOR or AGAINST:

          1) The adoption of the Plan of Conversion to convert the Bank from a federally chartered mutual savings bank to a federally chartered stock savings bank, including the adoption of a federal stock savings bank charter and bylaws, with the simultaneous issuance of its common stock to First SecurityFed Financial, Inc., a Delaware corporation (the "Holding Company") and sale by the Holding Company of shares of its Common Stock; and

          2) The contribution of 250,000 shares of Holding Company Common Stock to The Heritage Foundation of First Security Federal Savings Bank, Inc. (the "Foundation") a private charitable foundation dedicated to the promotion of charitable purposes within the communities in which the Bank operates.

         This proxy will be voted as directed by the undersigned member. UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ADOPTION OF THE PLAN OF CONVERSION AND IN FAVOR OF THE STOCK CONTRIBUTION TO THE FOUNDATION. In addition, this proxy will be voted at the discretion of the Board of Directors upon any other matter as may properly come before the Special Meeting.

         The undersigned member may revoke this proxy at any time before it is voted by delivering to the Secretary of the Bank either by a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person. The undersigned member hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.


             (IMPORTANT: PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE)

                       FIRST SECURITY FEDERAL SAVINGS BANK



Please Mark Votes Below

Approval of the Plan of Conversion

        FOR  o        AGAINST  o            DATE:                , 1997
                                                  ---------------


Approval of the Contribution to the Foundation

        FOR  o        AGAINST  o            DATE:                , 1997
                                                  ---------------



                                            X
                                              ----------------------------------



                                            X
                                              ----------------------------------

                                            IMPORTANT:  Please  sign  your  name
                                            exactly as it appears on this proxy.
                                            Joint   accounts   need   only   one
                                            signature.   When   signing   as  an
                                            attorney,   administrator,    agent,
                                            corporation,    officer,   executor,
                                            trustee or  guardian,  etc.,  please
                                            add   your   full   title   to  your
                                            signature.


NOTE: IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.